As filed with the Securities and Exchange Commission on December 27, 2005

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SALTY’S WAREHOUSE, INC.

(Name of small business issuer in its charter)

Florida	5731	65-0855736
(State of other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

1850 Southeast 17th Street, Suite 300

Ft. Lauderdale, FL 33316

(954) 356-8111 – telephone/(954) 356-8112 - fax

(Address and telephone number of principal executive office)

Peter W. Mettler

140 Royal Palm Way, Suite 202.

Palm Beach, FL 33480

(561) 832-7600– telephone/(561) 833-0805 - fax

(Name, address and telephone number of agent for service)

COPIES TO:

Lynne Bolduc, Esq.

Oswald & Yap, a professional corporation

16148 Sand Canyon Avenue

Irvine, CA 92618

(949) 788-8900 – telephone/(949) 788-8980 - fax

Approximate Date of Commencement of Proposed Sale to the Public.

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount Being Registered		Proposed Maximum Offering Price per share	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Shares of common stock, no par value	6,400,000		$0.01	$64,000	$6.85
Shares of common stock, no par value	3,000,000	(2)	$0.055	$165,000	$17.66
Totals	9,400,000		$0.055	$229,000	$24.50

(1)                                  Estimated solely for computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2)                                  Consists of 3,000,000 shares of common stock issuable under the Company’s 2004 Incentive and Nonstatutory Stock Option Plan.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

As filed with the Securities and Exchange Commission on December 27, 2005

Registration No. 333-

SUBJECT TO COMPLETION, DATED 27, 2005

6,400,000 Shares

3,000,000 Shares Issuable Upon Exercise of Stock Options

Salty’s Warehouse, Inc.

Common Stock

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus relates to the resale by the selling stockholders of 6,400,000 shares of our common stock and the exercise of options to purchase 3,000,000 shares of our common stock pursuant to our 2004  Incentive and Nonstatutory Stock Option Plan. The selling stockholders will sell the shares from time to time at $0.05 per share. Currently 300,000 stock options have been issued to officers and directors at an exercise price of $0.05 and $0.055 per share.  Exercise price is based on fair market value at the time of issuance.

No public market currently exists for the shares of common stock.  In the event that our shares become quoted on the Over-the-Counter Bulletin Board system, non-affiliated selling stockholders may sell their shares at then-prevailing prices or in privately negotiated transactions.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.  We will receive proceeds of $0.05 or $0.055 per share from the exercise of stock options which have been granted to date.

As you review this prospectus, you should carefully consider the matters described in “Risk Factors” beginning on page 3.

The date of this prospectus is December 27, 2005

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

PROSPECTUS SUMMARY	1
RISK FACTORS	3
USE OF PROCEEDS	6
DIVIDEND POLICY	6
CAPITALIZATION	6
SELECTED CONSOLIDATED FINANCIAL DATA	7
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	8
BUSINESS	12
MANAGEMENT	15
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	17
PRINCIPAL STOCKHOLDERS	18
DESCRIPTION OF CAPITAL STOCK	19
SELLING STOCKHOLDERS	19
PLAN OF DISTRIBUTION	21
SHARES ELIGIBLE FOR FUTURE SALE	22
LEGAL MATTERS	23
EXPERTS	23
WHERE YOU CAN FIND MORE INFORMATION ABOUT SALTY’S WAREHOUSE, INC	23
INFORMATION NOT REQUIRED IN PROSPECTUS	50

i

PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus.  To better understand this offering, and for a more complete description of the offering, you should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements, which are included elsewhere in this prospectus.

The Company

We were incorporated in Florida on July 16, 1998.  Our principal executive offices are located at 1850 Southeast 17th Street, Suite 300, Ft. Lauderdale, Florida  33316, and our telephone number is (954) 356-8111.  We sell name brand consumer products, with a focus on consumer electronics equipment, over the Internet though our web site, www.saltyswarehouse.com.

The Offering

Shares offered by the selling
stockholders.	6,400,000*

Options to purchase shares
of common stock	3,000,000

Common stock outstanding	16,300,000*

Use of proceeds

The selling stockholders will receive the net proceeds from the sale of shares. We will receive none of the proceeds from the sale of shares offered by this prospectus. We will receive $0.055 per share from the exercise of stock options which have been granted to date.

Sale by selling stockholders

All selling stockholders are non-affiliates and must sell their shares at $0.05 per share until such time if and when our shares become quoted on the Over-the-Counter Bulletin Board system, after which they may sell their shares at then-prevailing prices. See “Plan of Distribution.”

*After a 5 for 1 forward stock split on October 25, 2005.

Additional Information

In this prospectus, the terms “Salty’s” “we,” “us,” and “our” refer to Salty’s Warehouse, Inc., a Florida corporation, and, unless the context otherwise requires, “common stock” refers to the common stock, no par value, of Salty’s Warehouse, Inc.

Summary Financial Data

The following table sets forth our summary condensed financial data.  This information should be read in conjunction with the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

	Nine Months Ended September 30, 2005		For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
	(unaudited)		(audited)	(audited)
Statement of Operations Data
Net revenue	$2,125		$2,205	$5,846
Operating costs and expenses:	$17,704		$37,581	$15,008
Net income (loss)	$(15,579)		$(35,376)	$(9,162)
Loss per share:
Basic and diluted earning per share	$0.00		$(0.01)	$(0.01)
Basic and diluted weighted average shares	16,202,564	*	2,391,342	1,800,000

*After a 5 for 1 forward stock split on October 25, 2005.

	September 30, 2005	December 31, 2004	December 31, 2003
	(unaudited)	(audited)	(audited)
Balance Sheet Data:
Total current assets	$33,888	$54,887	$3,633
Current liabilities	$18,100	$27,520	$4,811
Total stockholders’ equity/(deficit)	$15,788	$27,367	$(1,178)

RISK FACTORS

This offering and an investment in our common stock involve a high degree of risk.  You should consider carefully the risks described below, which are the most significant risks we face based on our business and the industry in which we operate, before you decide to buy our common stock.  If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer.  In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have a limited operating history and your investment in our company is subject to certain risks and uncertainties.  These risks may cause the value of your investment to decline.

Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in their early stages of operations.  These risks are further amplified by the fact that we are operating largely in the highly competitive consumer electronics market.  These risks and uncertainties include the following:

•                  Our business model and strategy are still evolving and are continually being reviewed and revised;

•                  We may not be able to successfully implement our business model and strategy; and

•                  We face substantial competition from established companies (see “Business— Competition”).

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties.  If we are unable to do so, our business will not be successful and the value of your investment will decline.

We have never been profitable and expect to incur future losses and experience negative cash flow for the foreseeable future.  This may lead to a lack of liquidity, causing our business to fail and your investment to decline in value.

We have incurred a net loss of $15,579 for the nine months ended September 30, 2005, and we expect to incur losses throughout our fiscal year ending December 31, 2005.  As a result, we will need to generate significant revenues to achieve profitability.  If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, we will continue to generate losses.  We also expect to continue to experience negative cash flow through the rest of 2005 as we continue to operate Salty’s Warehouse.  Currently, we do not have any arrangements with credit facilities and there is no guarantee that we will be able to access credit should we need to do so.

Our officers and directors work on our behalf only on a part-time basis. Because they do not devote their full time and attention to our business, this may negatively impact our business operations.

Our officers and directors devote only approximately five to ten hours a week working on our behalf.  Therefore they are not devoting their full time and attention to managing and expanding our operations.  This may cause us to miss business opportunities that we would otherwise be able to take advantage of.

We are solely dependent on the hosting of our website by Yahoo!® Store. Any discontinuation or interruption of service by Yahoo!® Store would significantly harm our business.

Our online store is hosted by Yahoo!® Store.  Should Yahoo Stores discontinue operations, or discontinue hosting our online store for any reason, we would be unable to make any sales or generate any revenues until we were able to reestablish our store with a different Internet commerce hosting service and there is no guarantee that we would be able to find such alternative hosting service.  Additionally, any interruptions in services by Yahoo!® Store will prevent any sales by our online store for the duration of the interruption, costing us any revenues we would have made during that time.

Our business is subject to intense competition, and we may not be able to compete causing us to lose customers.

We face intense competition in selling consumer electronics and other name brand consumer products over the Internet, both from other Internet retailers and from “bricks and mortar” retailers.  Many of these competitors are larger, better known, and have significantly more resources than we do.  Our failure to compete with our competitors on the basis of price or service could significantly harm our business.  See “Business—Competition.”

We do not have a lease on our office and storage space, and if we lose this office and storage space, it will significantly disrupt our operations.

Our offices and storage space are furnished to us on a rent-free basis by Hudson Capital Group of which Steven W. Hudson, our Vice President and a member of the Board of Directors, is a principal.  We only have a verbal lease, revocable at any time, from Hudson Capital Group to use this office space.  That lease could be revoked at any time for any reason and if that lease is revoked, we will have to find an alternative office and storage space.  This would significantly disrupt our operations as well as require additional operating capital that we may not have available.  We would not be able to operate our business without adequate office and storage space.

Unless a public market develops for our common stock, you may not be able to sell your shares.

There is no public market for our common stock.  There can be no assurance, moreover, that an active trading market will ever develop or, if developed, that it will be maintained.  Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares.

If our stock does become publicly traded, we will likely be subject to the penny stock rules.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain rules adopted by the Securities and Exchange Commission.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, investors in the offering may find it more difficult to sell their securities.  (See “Plan of Distribution.”)

We may not qualify for Over-the-Counter Electronic Bulletin Board Quotation, and therefore you may be unable to sell your shares.

Upon completion of this offering, we will attempt to have our common stock quoted on the Over-the-Counter Electronic Bulletin Board (“OTCBB” or “Bulletin Board”).  OTCBB eligible securities include securities not listed on NASDAQ or a registered national securities exchange in the U.S. that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, and the company must be current in meeting its periodic securities reporting obligations.  If for any reason, however, any of our securities are not eligible for initial or continued quotation on the Bulletin Board or an active public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so.  If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the “pink sheets.”  As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby.  The above-described rules may materially adversely affect the liquidity of the market for our securities.  (See “Plan of Distribution.”)

The sale or availability for sale of substantial amounts of our shares of common stock could cause our stock price to decline.

If our stockholders sell a substantial number of their shares of our common stock pursuant to this offering, or the public market perceives that these sales may occur, the market price of our common stock could decline.

Special Note Regarding Forward-Looking Statements

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms by other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the stockholders’ shares offered by this prospectus.  All proceeds from the sale of the stockholders’ shares will be for the account of the selling stockholders.

We will receive $0.05 or $0.055 per option exercised pursuant to the Company’s 2004 Incentive and Nonstatutory Stock Option Plan.  Should all 3,000,000 options covered by this registration statement be issued and exercised, we may receive up to $164,862 in proceeds.  As we cannot predict when or if we will receive such proceeds, we expect to use these proceeds, if received, for working capital purposes, which shall be allocated to projects or needs of the Company at such time.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005:

You should read this table with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and the financial statements and the related notes.

September 30, 2005
(unaudited)
Stockholders’ equity:
Common stock, no par value, 25,000,000 shares authorized, 16,300,000* issued and outstanding	$70,321
Accumulated deficit	$(54,533)
Total stockholders’ equity	$15,788

* After a 5 for 1 forward stock split on October 25, 2005.

SELECTED CONDENSED FINANCIAL DATA

The following selected statement of operations condensed data were derived from our financial statements and notes thereto included later in this prospectus which are audited and our unaudited financial statements and notes thereto of September 30, 2005.  In our opinion, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the financial position and results of operations for each of the periods presented in our audited financial statements.  Historical results are not necessarily indicative of results that may be expected for any future period.  The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements, including the related footnotes.

	Nine Months Ended September 30, 2005	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
	(unaudited)	(audited)	(audited)
Statement of Operations Data
Net revenue	$2,125	$2,205	$5,846
Operating costs and expenses	$17,704	$37,581	$15,008
Net income (loss)	$(15,579)	$(35,376)	$(9,162)
Loss per share:
Basic and diluted earning per share	$0.00	$(0.00)	$(0.00)
Basic and diluted weighted average shares	16,202,564*	11,956,710	9,000,000

* After a 5 for 1 Stock Split on October 25, 2005.

	Nine Months Ended September 30, 2005	December 31, 2004	December 31, 2003
	(unaudited)	(audited)	(audited)
Balance Sheet Data:
Total current assets	$33,888	$54,887	$3,633
Current liabilities	$18,100	$27,520	$4,811
Total stockholders’ equity/(deficit)	$15,788	$27,367	$(1,178)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under “Risk Factors” on page 2 and elsewhere in this prospectus.

Overview

Salty’s Warehouse, Inc. sells consumer electronics products and other name brand consumer products over the Internet.

Results of Operations

You should read the selected financial data set forth below along with “Management’s Discussion and Analysis” and our financial statements and the related notes.  We have derived the financial data from our audited and unaudited financial statements.  We believe the financial data shown in the table below include all adjustments consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information.  Operating results for the period are not necessarily indicative of the results that may be expected in the future.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Year Ended December 31, 2004	Year Ended December 31, 2003
	(unaudited)	(unaudited)	(audited)	(audited)
Net revenue	$2,125	$1,834	$2,205	$5,846
Net income (loss)	$(15,579)	$(9,718)	$(35,376)	$(9,162)
Net income (loss) per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED).

REVENUE. Our net revenue amounted to $2,125 for the nine months ended September 30, 2005 compared to $1,834 for the nine months ended September 30, 2004.  All revenues were from the sale of products on the Salty’s Warehouse web site.  This change in our revenues is primarily the result of the competitive environment in which we operate. Our net revenue is net of the wholesale price and shipping charges we pay to our suppliers for products sold on the web site.  Additionally, Yahoo!® Store charges us a half percent transaction based fee for every product sold over our website, further increasing these costs netted against revenues.

OPERATING EXPENSES. Our total operating expenses for the nine months ended September 30, 2005 were $17,704 compared to $11,552 for the same period in the prior year.  Expenses consisted primarily of general operating expenses and professional fees. The increase in operating expenses is mostly attributable to our accounting and legal expenses associated with our SEC filing.  There was a one time payment of $9,000 in the form of 180,000 shares of common stock for services rendered during the nine months ended September 30, 2004, to one officer.

NET LOSS. Primarily as a result of the foregoing, we had a net loss of $15,579 for the nine months ended September 30, 2005 compared to a net loss of $9,718 for the same period in the prior year.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31, 2003 (AUDITED).

REVENUE. Our net revenue amounted to $2,205 for the year ended December 31, 2004 compared to $5,846 for the year ended December 31, 2003.  All revenues were from the sale of products on the Salty’s Warehouse web site.  Our management believes that the decrease in net sales from 2003 to 2004 was primarily due to the competitive environment in which we operate.

OPERATING EXPENSES. Our total operating expenses for the year ended December 31, 2004  were $37,581 compared to $15,008 for the year ended December 31, 2003.  Expenses consisted primarily of general operating expenses and professional fees.  The increase in general operating expenses from 2003 to 2004 is mostly due to the one time payment of $9,000 in the form of 180,000 shares of common stock for services for services rendered during the year ended December 31, 2004, to one officer,  along with an increase in professional fees relating to our Registration Statement.

NET LOSS.  Primarily as a result of the foregoing, we had a net loss of $35,376 or basic and diluted net loss per common share of $0.00 for the year ended December 31, 2004 compared to a net loss of $9,162 or basic and diluted net loss per common share of $0.00 for the year ended December 31, 2003.

Liquidity And Capital Resources

As of September 30, 2005, we had working capital of $15,788 as compared with a net working capital deficit of $1,896 at September 30, 2004.  The improvement of our working capital is the direct result of our ability to raise $58,921, after costs, from the sale of 1,280,000 shares of our common stock to 52 investors in a private offering from June 23, 2004 through March 22, 2005.  At September 30, 2005, $31,011 of cash and cash equivalents was held in a special attorney’s trust account.

Net cash used for operating activities was $22,498 for the nine months ended September 30, 2005 compared to net cash provided by operating activities of $1,155 for the nine months ended September 30, 2004.

Net cash provided by financing activities was $4,000 for the nine months ended September 30, 2005 compared to $0 for the nine months ended September 30, 2004.  Net cash was provided by the issuance of common stock, net of issuance costs.

Salty’s Warehouse generally does not hold inventory in the products we sell (see “Business”).  Net revenue as an agent from the sale of products (consisting primarily of automobile electronic equipment, home electronics, computer accessories and supplies) are recognized when title to the products are transferred to the customer (product shipment) and only when no further contingencies or material performance obligations are warranted and, thereby, have earned the right to receive and retain reasonably assured payments.  At the time a customer orders a product on our web site, the customer pays for the product by credit card.  If the credit card is Visa or Mastercard we usually receive the funds within twenty-four hours.  However if the credit card is American Express or Discover, we receive the funds as part of an aggregated payment from the respective credit card company once a month.  The supplier invoices us when the product is actually shipped on terms requiring us to pay within 30 days.  So in most transactions, we will have already received payment from the customer before we must pay the supplier for the product that this customer has ordered.  Therefore, we do not have any significant requirements for capital to fund replenishing inventory.

Our only internal sources of liquidity that we have are our bank accounts and the future revenues we receive from the sale of products on our web site.  We do not have any material commitments for capital expenditures.

Due to numerous economic and competitive risks, any or all of which may have a material adverse impact upon our operations, there can be no assurance that we will be able to successfully generate significant revenues or achieve a level of profits which will permit us to stay in business.  However, we believe cash on hand plus cash generated from net revenues will be sufficient to fund all or our general and administrative expenses for the next twelve months.

Fluctuations in Operating Results; Seasonality

Annual and quarterly fluctuations in our results of operations may be caused by the timing and quantity of orders from our customers.  Our future results also may be affected by a number of factors, including our ability to offer our services and applications at competitive prices and to anticipate customer demands.  Our results may also be affected by economic conditions in the geographical areas in which we operate.  All of the foregoing may result in substantial unanticipated quarterly earnings shortfalls or losses.  Due to all of the foregoing, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.

Inflation

We believe that our revenue and results of operations have not been significantly impacted by inflation since we began operations.

BUSINESS

Salty’s Warehouse

Salty’s Warehouse, Inc. was incorporated in Florida on July 16, 1998 and is engaged in selling   name brand consumer products over the Internet.  Salty’s Warehouse focuses on selling consumer electronics and audio-video equipment such as speakers, amplifiers, and tuners, although Salty’s Warehouse also sells assorted other goods such as watches, sunglasses and sports games.  Some of the brand names currently offered by Salty’s Warehouse include:  Compaq®, Revo®, MB Quart®, Poly Planar®, Sony®, Panasonic®, Harman Kardon®, Panamax®, Seiko® and Movado®.

On May 10, 2002, two of the Salty’s Warehouse founders, Steve W. Hudson and Earl T. Shannon owned 100% of the outstanding stock of Salty’s Warehouse and sold 80% of this outstanding stock to Nucotec, Inc., a Nevada corporation, through a Plan of Reorganization and Acquisition.  Salty’s Warehouse was a subsidiary of Nucotec, Inc. from May 10, 2002 through March 19, 2004 when Nucotec was sold to a third party.  On March 19, 2004, Earl T. Shannon, Steven W. Hudson, and Scott W. Bodenweber agreed that 5,110,200 of their shares of Nucotec would be redeemed by Nucotec in exchange for all of Nucotec’s shares of Salty’s Warehouse, Inc.

Marketing and Distribution

Salty’s Warehouse sells its products over the Internet.  Salty’s Warehouse is hosted by Yahoo!® Store.

With the exception of its inclusion on the Yahoo!® Store Shopping directory, Salty’s does not spend money on advertising, but instead relies on customer referrals and Internet search engine search results.

Our management believes that satisfied customers may refer new customers to Salty’s through direct referral or by posting on message boards.  Additionally, our management believes that Salty’s five star rating with Yahoo!® Store may be attractive to new customers (see “Competition”).

At no cost to Salty’s Warehouse, the Salty’s Warehouse web site is listed by a number of the Internet search engines and directories, including Yahoo!®, Yahoo!® Store, Yahoo!®  Shopping, Google, Hotbot, Altavista, Dogpile, Overture, and Fastsearch.

Salty’s Warehouse does not normally own or store the items it lists for sale on its web site in inventory. Rather, all items are held in stock by the suppliers we purchase them from.  When we receive an order for a product, we fax it to the supplier that is providing this product on our behalf.  This supplier ships the product directly to the ordering customer and invoices us at the time of shipment with 30 day terms.  We obtain products through relationships with suppliers or we seek suppliers based on customer inquiries regarding specific products.

The hosting of our website by Yahoo!® Store is subject to a ongoing month-to-month merchant service agreement between Salty’s Warehouse and Yahoo!® Store.  This agreement requires Salty’s Warehouse to pay Yahoo!® Store a hosting fee in the amount of $49.95 per month, a monthly insertion fee in the amount of $0.10 for every product we make available for sale, a monthly transaction fee equal to 0.5% of total revenue generated and a monthly revenue share fee equal to 3.5% of revenue generated from any transactions stemming from traffic coming from the Yahoo!® Shopping directory on the www.yahoo.com web site.

Security Measures

Salty’s Warehouse has not implemented any technical measures on its web site to safeguard the data of its customers other than those provided by Yahoo!® Store as part of its hosting service for the Salty’s Warehouse website.

Privacy Policy

Salty’s Warehouse has adopted a privacy policy, posted on its web site, that it will not share personal information collected from its customers with outside parties except to the extent necessary to complete an order.

Principal Suppliers

Our principal suppliers are Sawgrass Distributors, Inc., Esha, Inc., and U.S. Imaging Solutions.  We do not have any written agreements with them.  These suppliers ship products purchased on our web site directly to our purchasers.

Intellectual Property

We own the registered trademark, “Salty’s Warehouse,” registration number 2668148, registered on December 31, 2002 with the U.S. Patent and Trademark Office.  At this time, we do not have any other trademark, copyright or patent protection.

Competition

Although Salty’s Warehouse faces intense competition from numerous other Internet retailers, we believe that Salty’s Warehouse can compete on the basis of quality of service and providing products at low prices.

We believe that Salty’s Warehouse can compete on the basis of quality service by having its suppliers timely ship ordered products, by quickly and courteously responding to any customer inquiries or complaints, and by selling products with which customers will be satisfied. Salty’s Warehouse enjoys a five star customer service rating with Yahoo!® Store.  This means that Salty’s Warehouse participates in the Yahoo!® Store Customer Rating Program, and that customers who have ordered from Salty’s Warehouse have given it high ratings.

We believe that Salty’s Warehouse can compete on the basis of price by keeping prices down.  Because Salty’s Warehouse does not normally maintain an inventory and has its suppliers ship products directly to customers, Salty’s Warehouse has a low overhead relative to many other stores allowing it keep its prices low.

However, many of Salty’s Warehouse’s competitors are substantially larger, better financed and have superior resources compared to Salty’s Warehouse.  Therefore, there is no guarantee that Salty’s Warehouse will be able to successfully compete with them.

Salty’s Warehouse has numerous competitors.  Some of Salty’s Warehouse’s competitors are large companies selling a large variety of products, including products that compete with Salty’s Warehouse both on the Internet and through “bricks and mortar” stores.  Competitors in this category include Costco, Target, Kmart, Sears and Walmart.

Salty’s Warehouse also faces competition from and companies specializing in selling consumer electronic products, both on the Internet and through bricks and mortar stores. Competitors in this category include Radio Shack, Circuit City and Best Buy.

Another category of competitors is companies that sell competing products only online, such as Overstock.com, Amazon.com, and Audio Direct.

Facilities and Equipment

Our offices and storage space encompass 800 square feet located in a downtown Ft. Lauderdale, Florida in a building owned by Hudson Capital Group.  Our management believes these premises are in good condition.  Hudson Capital Group allows us to use this space free of charge.  Although the Hudson Capital Group can revoke our right to use this space at any time, we have been informed by its principal, Steven W. Hudson, that Hudson Capital Group intends to allow us to continue using the space free of charge for the foreseeable future.  However, should we be evicted from the space, we would need to relocate to new facilities and may lack the funds to do so.

Employees

As of the date of this prospectus, we had a total of three employees.  If necessary, we hire seasonal workers on an as-needed basis.

Litigation

To the best knowledge of management, there are no litigation matters pending or threatened against us.

MANAGEMENT

Directors and Executive Officers

Our directors and officers as of the date of this prospectus are as follows:

Name	Age	Position
Earl T. Shannon	38	President, Secretary, Director
Steven W. Hudson	36	Vice President, Director
Scott W. Bodenweber	34	Chief Financial Officer, Director

Earl T. Shannon, President, Secretary, Director.   Mr. Shannon has been an officer and director of Salty’s Warehouse since its inception.  Mr. Shannon was an officer and director of Nucotec, Inc. from its inception on October 8, 2001 through its sale on March 19, 2004.  Additionally, Mr. Shannon was an officer and director of PageActive Holdings, Inc. from June 8, 1999 to July 11, 2001, during which time PageActive Holdings, Inc. was a “blank check company”- a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified company or companies.(1)  From January 1997 and continuing through the present, Mr. Shannon has been the President of Winthrop Venture Management, Inc., an investment management company based in Fort Lauderdale, Florida.  Winthrop Venture Management, Inc. is also the General Partner of the Winthrop Venture Fund, Ltd., a private investment fund.

Steven W. Hudson, Vice President, Director.   Mr. Hudson has been Vice President of Salty’s Warehouse since March 15, 1999 and a director since April 20, 2004.  Mr. Hudson was an officer and director of Nucotec, Inc. from its inception on October 8, 2001 through its sale on March 19, 2004.  Additionally, Mr. Hudson has served as President and CEO of International Yacht Construction since May 1999.  International Yacht Construction specializes in new construction, brokerage, charter, crew placement and yacht management for vessels 80 feet long and over.  Since June 1997, Mr. Hudson also has served as President and CEO of Hudson Capital Group, a private investment firm.  From August 1995 through May 1999, Mr. Hudson served as Division Vice President for Republic Services, Inc., a leading provider of environmental services for commercial, industrial, municipal and residential customers.  From September 1991 through August 1995, Mr. Hudson held various positions with Hudson Management Corp, a holding company for several solid waste services companies located in Florida.  Mr. Hudson graduated from Southern Methodist University with a Bachelor of Arts degree in Business Economics.

Scott W. Bodenweber, Chief Financial Officer, Director.  Mr. Bodenweber has been the Chief Financial Officer and a director of Salty’s Warehouse since April 20, 2004.  Mr. Bodenweber was an officer and director of Nucotec, Inc. from its inception on October 8, 2001 through its sale on March 19, 2004.  From June 1997 and continuing through the present, Mr. Bodenweber has been the Controller of Hudson Capital Group, an investment firm in Fort Lauderdale, FL.  From February 1995 through May 1997, he was employed with Keefe, McCullough & Co., a CPA firm in Ft. Lauderdale, Florida.  Mr. Bodenweber graduated from Florida State University in 1994

(1) None of our officers and directors have been involved in any blank check companies.

with Bachelor of Science Degrees in both Accounting and Finance.  He is a licensed Certified Public Accountant in the State of Florida.

Time Devoted to Company

Each of our officers spends approximately five to ten hours a week on an as-needed basis handling our business operations.  Each officer is responsible for attending a weekly sales meeting lasting one to two hours.

Executive Compensation

The following table sets forth the total compensation earned by or paid to our executive officers for the last three fiscal years.

		ANNUAL			LONG TERM COMPENSATION
		COMPENSATION			Awards		Payouts
	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation
		($)	($)	($)	($)	(#)	($)	($)
Earl T. Shannon,	2004	$0	$0	$0	$0	136,200	$0	$0
President and	2003	$0	$0	$0	$0	0	$0	$0
Secretary	2002	$0	$0	$0	$0	0	$0	$0

Steven W.	2004	$0	$0	$0	$0	136,200	$0	$0
Hudson,	2003	$0	$0	$0	$0	0	$0	$0
Vice President	2002	$0	$0	$0	$0	0	$0	$0

Scott W.	2004	$0	$0	$0	$9,000	27,600	$0	$0
Bodenweber,	2003	$0	$0	$0	$0	0	$0	$0
Chief Financial Officer(1)	2002	$0	$0	$0	$0	0	$0	$0

None of our officers or directors are currently receiving any cash compensation for their services.  However, in order to compensate our officers, we enacted an Incentive and Nonstatutory Stock Option Plan on July 1, 2004.  Our stock option plan has a total of 3,000,000 shares reserved for issuance as stock options. All issued options are 100% vested.  As of the date of this prospectus, we have issued the following stock options:

Date Issued	Optionee Name	Number of Options	Exercise Price	Expiration Date
07/01/04	Earl T. Shannon	136,200	$0.055	07/01/14
07/01/04	Steven W. Hudson	136,200	$0.055	07/01/14
07/01/04	Scott W. Bodenweber	27,600	$0.05	07/01/14
TOTAL		300,000

Indemnification of Directors and Officers

The laws of the State of Florida and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities.  In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Salty’s Warehouse, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.  Salty’s Warehouse has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 1, 2002, Salty’s Warehouse bought back 10 shares of Salty’s Warehouse each from Mark Shannon and Ronald Shannon, brother and father, respectively, of Earl T. Shannon, the Company’s President, for $30 per share, counting $290 in paid-in capital by each of them. At the time of this transaction, these shares represented 20% of the outstanding shares of Salty’s Warehouse.  These shares were cancelled by Salty’s Warehouse.

Earl T. Shannon and Steven W. Hudson are “promoters” of Salty’s Warehouse as defined by the Securities and Exchange Commission.  The only items of value received by them from Salty’s Warehouse are the stock they were issued by Salty’s.  Earl T. Shannon and Steven W. Hudson each currently own 4,500,000* shares of common stock of Salty’s Warehouse for a total of 9,000,000* shares representing in the aggregate 55% of Salty’s Warehouse.  These shares of common stock,  having been increased due to two forward stock splits by Salty’s Warehouse, were originally issued upon the redemption of shares held by Mr. Shannon and Mr. Hudson in Nuctoc, Inc., the parent organization of Salty’s Warehouse from May 10, 2002 through March 19, 2004.

Steven W. Hudson is a principal of Hudson Capital Group, which furnishes us with office space and storage space on a rent-free basis.

* After a 5 for 1 forward split on October 25, 2005.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding our shares of outstanding common stock beneficially owned as of the date of this prospectus by (i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each other person who is known by us to own beneficially more than 5% of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.  Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable.  Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership*		Percent Ownership Prior to and Upon Completion of Offering
Earl T. Shannon, President, Secretary, Director 1850 Southeast 17th Street, Suite 300 Ft Lauderdale, FL 33316	4,636,200	(1)	28.2%
Steven W. Hudson, Vice President, Director 1850 Southeast 17th Street, Suite 300 Ft Lauderdale, FL 33316	4,736,200	(2)	28.8%
Scott W. Bodenweber, Chief Financial Officer, Director 1850 Southeast 17th Street, Suite 300 Ft Lauderdale, FL 33316	1,227,600	(3)	7.5%
All directors and executive officers as a group (3 individuals)	10,600,000		63.9%

* After a 5 for 1 forward split on October 25, 2005.

(1)          Includes 136,200 options to purchase shares of common stock at $0.055 per share until July 1, 2014.

(2)          Includes 136,200 options to purchase shares of common stock at $0.055 per share until July 1, 2014 and 100,000 shares of common stock beneficially owned through immediate family members.

(3)          Includes 27,600 options to purchase shares of common stock at $0.05 per share until July 1, 2014 and 300,000 shares of common stock beneficially owned through immediate family members.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 25,000,000 shares of common stock, no par value per share.  The following is a summary of certain provisions of our capital stock, certificate of incorporation and bylaws.

Common Stock

As of the date of this prospectus, there are 16,300,000 shares of common stock outstanding, which are held of record by 57 stockholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.

SELLING STOCKHOLDERS

All of our shares of common stock offered under prospectus may be sold by the holders.  We will not receive any of the proceeds from sales of shares offered under this prospectus.  We will receive $0.05 per option exercised pursuant to the Company’s 2004 Incentive and Nonstatutory Stock Option Plan, which plan is covered hereto.

All costs, expenses and fees in connection with the registration of the selling stockholders’ shares will be borne by us.  All brokerage commissions, if any attributable to the sale of shares by selling stockholders will be borne by such holders.

The selling stockholders are offering a total of 6,400,000 shares of our stock common stock.  The selling stockholders are not affiliated with broker-dealers.  The following table sets forth: (a) the name of each person who is a selling stockholder; (b) the number of securities owned by each such person at the time of this offering; and (c) the number of shares of common stock such person will own after the completion of this offering.

The column “Shares Owned After the Offering” gives effect to the sale of all the shares of common stock being offered by this prospectus.

	No. of Shares	Shares Owned Prior To The Offering			Shares Owned After The Offering
Selling Stockholder	Offered	Number	Percentage		Number	Percentage
J. Ronald Castell	100,000	100,000		*	0	0%
David Bradley	100,000	100,000		*	0	0%
George P. Waters, Jr.	100,000	100,000		*	0	0%
Kate M. Waters	100,000	100,000		*	0	0%
Mitch Campbell	100,000	100,000		*	0	0%
Cheyenne Capital, Inc.(1)	100,000	100,000		*	0	0%
Lisa Peddy	100,000	100,000		*	0	0%
Starr Shannon	100,000	100,000		*	0	0%
Steven Beaulieu	100,000	100,000		*	0	0%
Carlos Vidueira	100,000	100,000		*	0	0%
Holly Bodenweber(2)	100,000	100,000		*	0	0%
Griffin Bodenweber(3)	100,000	100,000		*	0	0%
Tyler Bodenweber(4)	100,000	100,000		*	0	0%
Bonnie J. Hudson	100,000	100,000		*	0	0%
Harris W. Hudson	100,000	100,000		*	0	0%
Catherine M. Bodenweber	100,000	100,000		*	0	0%
William K. Bodenweber	100,000	100,000		*	0	0%
Kristen K. Bodenweber	100,000	100,000		*	0	0%
T. Daniel Haeussner	100,000	100,000		*	0	0%
Kara Haeussner	100,000	100,000		*	0	0%
Patrick L. Hardy	100,000	100,000		*	0	0%
Reva Fletcher	100,000	100,000		*	0	0%
Ronald J. Shannon	100,000	100,000		*	0	0%
Elizabeth P. Campbell	100,000	100,000		*	0	0%
Jeanne Elizabeth Hudson(5)	100,000	100,000		*	0	0%
Winthrop Trust, Ronald W. Tupper, TTEE	100,000	100,000		*	0	0%
Patsy Ann Gable Living Trust, Patsy A. Gable Trustee	100,000	100,000		*	0	0%
Brian Butler	100,000	100,000		*	0	0%
Thomas Byelick	100,000	100,000		*	0	0%
Jay Campbell	100,000	100,000		*	0	0%
Mary Wright	100,000	100,000		*	0	0%
Peter Wright	100,000	100,000		*	0	0%
Channing B. Coe	300,000	300,000	1.8%		0	0%
Rachel M. Coe	100,000	100,000		*	0	0%
Brittney Coe	100,000	100,000		*	0	0%

(1)          The principal of Cheyenne Capital, Inc. is Courtland Reddy.

(2)          Immediate family member of Scott W. Bodenweber, CFO and a Director.

(3)          Immediate family member of Scott W. Bodenweber, CFO and a Director.

(4)          Immediate family member of Scott W. Bodenweber, CFO and a Director.

(5)          Immediate family member of Steven W. Hudson, Executive Vice President and a Director.

Susan G. Coe	100,000	100,000	*	0	0%
Doug Schwab	100,000	100,000	*	0	0%
Jeffrey F. Scales	300,000	300,000	1.8%	0	0%
Leigh S. Scales	100,000	100,000	*	0	0%
Stephen R. Newman	100,000	100,000	*	0	0%
Mark R. Shannon	200,000	200,000	1.2%	0	0%
Penina Shannon	100,000	100,000	*	0	0%
Brian C. Tansey	100,000	100,000	*	0	0%
Peter H. Huizenga	100,000	100,000	*	0	0%
Abby Huizenga	100,000	100,000	*	0	0%
Christian Corna	100,000	100,000	*	0	0%
Raymond W. Young II	200,000	200,000	1.2%	0	0%
Walter G Marker II	200,000	200,000	1.2%	0	0%
Douglas N. Wells	400,000	400,000	2.5%	0	0%
Jonathan H. Lessin	100,000	100,000	*	0	0%
Edward J. Deeb	100,000	100,000	*	0	0%
Robert M. Hagood	100,000	100,000	*	0	0%
Julie M. Hagood	100,000	100,000	*	0	0%
Dorothy M. Weaks	100,000	100,000	*	0	0%

TOTAL	6,400,000	6,400,000	39.3%	0	0%

*Less than 1%.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling stockholders may offer and sell the shares from time in negotiated transactions at $0.05 per share.  In the event that our shares become quoted on the Over-the-Counter Bulletin Board system, non-affiliated selling stockholders may sell their shares at then-prevailing prices or in privately negotiated transactions.

The selling stockholders may sell their shares through registered broker-dealers by one or more of, or a combination of, the following methods: (a) purchase by a broker-dealer as principal and resale by such broker-dealer for its own account through this prospectus; or (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers.  In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather that through this prospectus.  In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed “underwriters” within the meaning of the Securities Act in connection with such sales.  Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

SHARES ELIGIBLE FOR FUTURE SALE

We have no public market for our common stock.  Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.  Upon completion of this offering, we will have 16,300,000 outstanding shares of common stock.

All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.  If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to the limitations and restrictions that are described below.

All of the remaining shares of common stock outstanding were issued and sold by us in reliance on an exemption from the registration requirements of the Securities Act and will become eligible for sale in the public market pursuant to Rule 144 as described below.

Relevant Dates	Approximate Shares Eligible for Future Sale (6)	Comment
On the date of this prospectus	6,400,000	Freely tradable shares sold in this Offering
Pursuant to Rule 144	9,900,000	Shares saleable under Rule 144

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•                  1% of the number of shares of common stock then outstanding, which will equal approximately 163,000 shares immediately after this offering; or

•                  the average weekly trading volume of the common stock on the Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing, and the availability of current public information about us.

Rule 144(K)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an

(6)           Does not include 3,000,000 options issuable pursuant to the Company’s 2004 Incentive and Non-Statutory Stock Option Plan.

affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Oswald & Yap, A Professional Corporation, Irvine, California.

EXPERTS

Our financial statements included in this prospectus to the extent and for the periods indicated in their report, have been audited by Weaver & Martin, LLC, Kansas City, Missouri, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

WHERE YOU CAN FIND MORE INFORMATION ABOUT

SALTY’S WAREHOUSE, INC.

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the shares of common stock in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement.  For further information with respect to our common stock and us, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.  Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee or for free at the Commission’s website, www.sec.gov.  Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1(800) SEC-0330.  The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The address of the site is http://www.sec.gov.  Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission.  These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the Securities and Exchange Commission referred to above.

Until 90 days after the commencement of the offering, all dealers that buy, sell or trade shares, whether or not participating in this offering, may be required to deliver a prospectus.  This requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SALTY’S WAREHOUSE, INC

SALTY’S WAREHOUSE, INC.

CONDENSED BALANCE SHEET

SEPTEMBER 30, 2005

( UNAUDITED )

ASSETS

CURRENT ASSETS
Cash and cash equivalents (Includes $31,011 in special attorney’s trust account)		$33,888

TOTAL CURRENT ASSETS		$33,888

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses		$18,100

STOCKHOLDERS’ EQUITY
Common stock, no par value Authorized 25,000,000 shares Issued and outstanding, 16,300,000 shares	$70,321
Accumulated deficit	(54,533)

TOTAL STOCKHOLDERS’ EQUITY		15,788

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$33,888

See Notes to Condensed Financial Statements

SALTY’S WAREHOUSE, INC.

CONDENSED STATEMENTS OF OPERATIONS

 ( UNAUDITED )

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
NET REVENUE	$1,202	$(825)	$2,125	$1,834

OPERATING EXPENSES	13,528	701	17,704	11,552

(LOSS) BEFORE PROVISION FOR INCOME TAXES	(12,326)	(1,526)	(15,579)	(9,718)

PROVISION FOR INCOME TAXES			0	0

NET (LOSS)	$(12,326)	$(1,526)	$(15,579)	$(9,718)

NET (LOSS) PER SHARE

BASIC AND DILUTED	$(.00)	$(.00)	$(.00)	$(.00)

WEIGHTED AVERAGE SHARES OUTSTANDING

BASIC AND DILUTED	16,300,000	10,833,333	16,202,565	10,833,333

See Notes to Condensed Financial Statements

SALTY’S WAREHOUSE, INC.

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

( UNAUDITED )

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

BALANCE, JANUARY 1, 2005	15,900,000	$66,321	$(38,954)	$27,367

COMMON STOCK ISSUED FOR CASH FROM PRIVATE PLACEMENT	400,000	4,000	0	4,000

NET (LOSS) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005	0	0	(15,579)	(15,579)

BALANCE, SEPTEMBER 30, 2005	16,300,000	$70,321	$(54,533)	$15,788

See Notes to Condensed Financial Statements

SALTY’S WAREHOUSE, INC.

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

( UNAUDITED )

	2005	2004
CASH FLOW FROM OPERATING ACTIVITIES:
Net (Loss)	$(15,579)	$(9,718)
Adjustment to reconcile net (loss) to net cash provided (used) by operating activities:
Common stock issued for services	0	9,000
Changes in operating assets and liabilities
Inventory	0	125
Refundable professional fees	2,500	0
Accounts payable and accrued expenses	(9,419)	1,748

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(22,498)	1,155

CASH FLOWS FROM INVESTING ACTIVITIES	0	0

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock for cash	4,000	0

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,000	0

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18,498)	1,155

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	52,386	3,397

CASH AND CASH EQUIVALENTS, END OF PERIOD	$33,888	$4,552

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$0	$0

Cash paid for taxes	$0	$0

NON-CASH INVESTING AND FINANCING ACTIVITIES

Issuance of common stock payable for services	$0	$9,000

See Notes to Condensed Financial Statements

SALTY’S WAREHOUSE, INC.

NOTES CONDENSED TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2005

( UNAUDITED )

NOTE 1           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

The interim financial statements of Salty’s Warehouse, Inc. are condensed and do not include some of the information necessary to obtain a complete understanding of the financial data. Management believes that all adjustments necessary for a fair presentation of results have been included in the unaudited financial statements for the interim period presented. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005. Accordingly, your attention is directed to footnote disclosures found in December 31, 2004 Annual Report and particularly to Note 1, which includes a summary of significant accounting policies.

On October 25, 2005 the Company’s Board of Directors unanimously approved the amendment of the Company’s Articles of Incorporation in order to authorize a five for one (5:1) forward stock split.  All common share references have been adjusted for the 5 for 1 stock split.

Nature of Operations

Salty’s Warehouse, Inc. (The Company) was incorporated in Florida on July 16, 1998 and is engaged in selling name brand consumer products over the Internet.  The Company focuses on selling consumer electronics and audio-video equipment such as speakers, amplifiers, and tuners, although the Company also sells assorted other goods such as watches, sunglasses and sports games. Some of the brand names currently offered by Salty’s Warehouse include: Compaq®, Revo®, MB Quart®, Kicker®, Poly Planar®, Sony®, Panasonic®, Harman Kardon®, Panamax®, Seiko® and Movado®.

On May 10, 2002, two of the Salty’s Warehouse founders, SteveW. Hudson and Earl T. Shannon owned 100% of the outstanding stock of Salty’s Warehouse and sold 80% of this outstanding stock to Nucotec, Inc., a Nevada corporation, through a Plan of Reorganization and Acquisition. Salty’s Warehouse was a subsidiary of Nucotec, Inc. from May 10, 2002 through March 19, 2004 when Nucotec was sold to a third party.  On March 19, 2004, Earl T. Shannon, Steven W. Hudson and Scott W. Bodenweber agreed that 5,110,200 of their shares of Nucotec would be redeemed by Nucotec in exchange for all of Nucotec’s shares of Salty’s Warehouse, Inc.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three equivalent months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents and accounts payable, the carrying amounts approximate fair value due to their short maturities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Current estimates include but are not limited to the value of options issued for services. Actual results could differ from those estimates.

Revenue Recognition

The Company accounts for revenues pursuant to SAB 101 – “Revenue Recognition” and EITF 99-19 – “Reporting Revenue Gross as a Principal versus Net as an Agent.” Net revenue as an agent, from the sale of products (consisting primarily of automobile electronic equipment, home electronics, computer accessories and supplies) are recognized when title to the products are transferred to the customer (product shipment) and only when no further contingencies or material performance obligations are warranted and, thereby, have earned the right to receive and retain reasonably assured payments.

Shipping and Handling Costs

The Company’s policy is to classify shipping and handling costs as part of cost of goods sold in the statement of operations.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, “Accounting for Income Taxes”. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Loss Per Share

Basic and diluted net loss per share has been computed by dividing net loss by the weighted average number of common shares outstanding during the year. At September 30, 2005, the Company had stock options outstanding that could potentially be exercised into 300,000 additional shares.  Such potentially issuable shares are excluded from the computation of net loss per share since the effect would be anti-dilutive. Should the Company report net income in a future period, diluted net income per share will be separately disclosed giving effect to the potential dilution that could occur if the then outstanding options were exercised and converted into common shares.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and accounts receivables. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Significant Suppliers

The Company relies on three suppliers for the products purchased and sold on the Company’s website.  The loss of any one of the suppliers could significantly effect the Company’s operations.

The Company also relies solely on the hosting of their website by Yahoo! ® Store.  Any discontinuation or interruption of service by Yahoo! ® Store would significantly effect the Company’s operations.

Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market. At September 30, 2005, the Company had no inventory on hand.

Stock-Based Compensation

As permitted by FAS 123, as amended, the Company accounts for stock options issued to employees using the intrinsic value method as prescribed by APB 25.  Under this method no expense is recognized for options issued with an exercise price equal to or greater than the market price of the stock on the date of grant.  Expense for options or warrants issued to non-employees is recorded in the financial statements at estimated fair value.  For options issued to employees, the Company is subject to proforma disclosures based on the estimated fair value of the options issued.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock volatility. Because the Company’s stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options.

Recent Accounting Pronouncements

In December 2003, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” SAB 104 supersedes SAB 101, “Revenue Recognition in Financial Statements.” SAB No. 104, which was effective upon issuance, rescinded certain guidance contained in SAB No. 101 related to multiple element revenue arrangement, and replaced such guidance with that contained in EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB No. 104 rescinded the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers issued with SAB No. 101. The revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, and therefore the adoption of SAB No. 104 did not have a material effect on the Company’s results of operations or financial condition.

In December 2004, the FASB issued SFAS No. 123R, “Shared Based Payment”. This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting For Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issued No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring , or in Conjunction with Selling, Goods or Services.” This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. The Interpretation’s adoption did not have any impact on the Company’s financial position or results of operation.

Common Stock Issued For Services

The Company values common stock issued for services at the fair market value of the shares issued or the value of the services received, whichever is more readily determinable.

NOTE 2                                  STOCKHOLDERS’ EQUITY

The Company initiated a private placement offering (the “Private Placement”) of 6,400,000 shares of the Company’s common stock at an offering price of $0.01 per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 504 of Regulation D. Net proceeds received from the private placement are as follows:

Year Ended at December 31, 2004	$54,921
Nine Months ended September 30, 2005	4,000
Net proceeds from private placement	$58,921

NOTE 3                                  NET OPERATING LOSSES CARRYFORWARDS

Year of Loss	Expiration Date	Total

Nine months ended
September 30, 2005	December 31, 2025	$15,579
December 31, 2004	December 31, 2024	26,376
December 31, 2003	December 31, 2023	9,162

		$51,117

A valuation allowance has been recorded to offset the tax effect of any net operating loss carryforwards. In the event that a change in ownership of the Company of greater than 50 percent occurs/occurred as a result of the Company’s issuance of common and preferred stock, the utilization of the NOL carryforward will be subject to limitation or may not be available under certain provisions of the United States Internal Revenue Code.

NOTE 4                                  COMMITMENTS AND CONTINGENCIES

Our offices and storage space encompass 800 square feet in a building owned by Hudson Capital Group. Our management believes these premises are in good condition. Hudson Capital Group allows us to use this space, including the computer equipment, furniture and fixtures, free of charge. Although the Hudson Capital Group can revoke our right to use this space at any time, we have been informed by its principal, Steven Hudson, that Hudson Capital Group intends to allow us to continue using the space free of charge for the foreseeable future. However, should we be evicted from the space, we would need to relocate to new facilities and may lack the funds to do so.

NOTE 5                                  EMPLOYEE STOCK OPTIONS

The Board of Directors and stockholders approved the Salty’s Warehouse, Inc. 2004 Incentive and Nonstatutory Stock Option Plan, which permits the Board of Directors to grant, for a year period, options to purchase up to 3,000,000 shares of its common stock to directors, employees and consultants. The Plan is administered by the Board of Directors.  The administrators have the authority and discretion, subject to the provisions of the Plan, to select persons to whom stock options will be granted, to designate the number of shares to be covered by each option, to specify the type of consideration to be paid, and to establish all other terms and conditions of each option. Options granted under the Plan will not have a term that exceeds ten years from date of grant.

The stock subject to the Plan and issuable upon exercise of options granted under the Plan are shares of the Company’s common stock, no par value, which may be either unissued or treasury shares.

The exercise price is no less than 100% of the fair market value of the shares at the date of the grant of the options, as specified by the Board of Directors.

A summary of the option activity for the nine months ended September 30, 2005, pursuant to the terms of the Plan is as follows:

		Weighted Average

Options outstanding at January 1, 2005	300,000	$.055
Granted	0	$.00
Exercised	0	$.00
Cancelled and expired	0	$.00

Options outstanding at September 30, 2005	300,000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Directors

Salty’s Warehouse, Inc.

We have audited the accompanying balance sheets of Salty’s Warehouse, Inc. as of December 31, 2004 and 2003 and the related statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salty’s Warehouse, Inc. as of December 31, 2004 and 2003 and the results of its operations and cash flows for each of the two years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

Weaver & Martin, LLC

Kansas City, Missouri

October 25, 2005

Salty’s Warehouse, Inc.

Balance Sheet

	December 31,
	2004	2003
Assets:
Current assets:
Cash	$52,387	$3,404
Other receivables	2,500	—
Inventory	—	228

Total current assets	54,887	3,632

	$54,887	$3,632

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$1,504	$—
Accrued expenses	26,016	4,810

Total current liabilities	27,520	4,810

Commitments and contingencies:

Stockholders’ Equity (Deficit)
Common stock, no par value, 25,000,000 shares authorized, 15,900,000 and 9,000,000 shares issued and outstanding as of 12/31/04 and 12/31/03	66,321	2,400
Accumulated deficit	(38,954)	(3,578)
	27,367	(1,178)
	$54,887	$3,632

The accompanying notes are an integral part of the financial statements.

Salty’s Warehouse, Inc.

Statements Of Operations

	For the Years Ended
	December 31,
	2004	2003

Net revenue	$2,205	$5,846

Selling, general and administrative expenses	37,581	15,008

Net loss	$(35,376)	$(9,162)

Weighted average number of common shares outstanding - basic and fully diluted	11,956,710	9,000,000

Net loss per share - basic and fully diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of the financial statements.

Salty’s Warehouse, Inc.

Statement Of Cash Flows

	Year Ended December 31,
	2004	2003
Cash Flow From Operating Activities:
Net loss	$(35,376)	$(9,162)
Adjustments to reconcile net income to cash flows from operating activities:
Common stock issued for services	9,000	—
Changes in assets and liabilities
Accounts receivable	—	58
Other receivables	(2,500)	—
Inventory	228	(228)
Accounts payable	1,504	—
Accrued expenses	21,206	3,356

Cash used in operating activities	(5,938)	(5,976)

Cash Flow From Financing Activities:
Issuance of common stock for cash, net of issuance costs	54,921	—

Cash provided from financing activities	54,921	—

Net Increase (Decrease) in Cash	48,983	(5,976)

Cash, beginning of year	3,404	9,380

Cash, end of year	$52,387	$3,404

Supplemental cash flow information:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

Non-Cash Investing and Financing Activities
Issuance of common stock payable for services	$9,000	$—

The accompanying notes are an integral part of the financial statements.

Salty’s Warehouse, Inc.

Statements Of Stockholders’ Equity

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance at January 1, 2003	9,000,000	$2,400	$5,584	$7,984

Net loss for the year ended
December 31, 2003	—	—	(9,162)	(9,162)

Balance at December 31, 2003	9,000,000	2,400	(3,578)	(1,178)

Shares issued for cash	6,000,000	54,921	—	54,921

Shares issued for services	900,000	9,000	—	9,000

Net loss for the year ended
December 31, 2004	—	(35,376)	(35,376)

Balance at December 31, 2004	15,900,000	$66,321	$(38,954)	27,367

The accompanying notes are an integral part of the financial statements.

SALTY’S WAREHOUSE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004

NOTE 1           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On October 25, 2005 the company’s Board of Directors unanimously approved the amendment of the Company’s Articles of Incorporation in order to authorize a five for one (5:1) forward stock split. All common share references have been adjusted for the five for one stock split.

Nature of Operations

Salty’s Warehouse, Inc. (The Company) was incorporated in Florida on July 16, 1998 and is engaged in selling name brand consumer products over the Internet.  The Company focuses on selling consumer electronics and audio-video equipment such as speakers, amplifiers, and tuners, although the Company also sells assorted other goods such as watches, sunglasses and sports games. Some of the brand names currently offered by Salty’s Warehouse include: Compaq®, Revo®, MB Quart®, Poly Planar®, Sony®, Panasonic®, Harman Kardon®, Panamax®, Seiko® and Movado®.

On May 10, 2002, two of the Salty’s Warehouse founders, Steve W. Hudson and Earl T. Shannon owned 100% of the outstanding stock of Salty’s Warehouse and sold 80% of this outstanding stock to Nucotec, Inc., a Nevada corporation, through a Plan of Reorganization and Acquisition. Salty’s Warehouse was a subsidiary of Nucotec, Inc. from May 10, 2002 through March 19, 2004 when Nucotec was sold to a third party.  On March 19, 2004, Earl T. Shannon, Steven W. Hudson and Scott W. Bodenweber agreed that 5,110,200 of their shares of Nucotec would be redeemed by Nucotec in exchange for all of Nucotec’s shares of Salty’s Warehouse, Inc.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three equivalent months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents and accounts payable, the carrying amounts approximate fair value due to their short maturities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Current estimates include but are not limited to the value of options issued for services. Actual results could differ from those estimates.

Revenue Recognition

The Company accounts for revenues pursuant to SAB 101 – “Revenue Recognition” and EITF 99-19 – “Reporting Revenue Gross as a Principal versus Net as an Agent.” Net revenue as an agent, from the sale of products (consisting primarily of automobile electronic equipment, home electronics, computer accessories and supplies) are recognized when title to the products are transferred to the customer (product shipment) and only when no further contingencies or material performance obligations are warranted and, thereby, have earned the right to receive and retain reasonably assured payments.

Shipping and Handling Costs

The Company’s policy is to classify shipping and handling costs as part of cost of goods sold in the statement of operations.

Advertising

The Company conducts advertising for the promotion of its products. Advertising costs are charged to operations when incurred; such amounts aggregated $554 in 2004 and $-0- in 2003.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, “Accounting for Income Taxes”. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Loss Per Share

Basic and diluted net loss per share has been computed by dividing net loss by the weighted average number of common shares outstanding during the year. At December 31, 2004, the Company had stock options outstanding that could potentially be exercised into 300,000 additional shares.  Such potentially issuable shares are excluded from the computation of net loss per share since the effect would be anti-dilutive. Should the Company report net income in a future period, diluted net income per share will be separately disclosed giving effect to the potential dilution that could occur if the then outstanding stock warrants, options and debentures were exercised and converted into common shares.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and accounts receivables. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Significant Suppliers

The Company relies on three suppliers for the products purchased and sold on the Company’s website.  The loss of any one of the suppliers could significantly effect the Company’s operations.

The Company also relies on the hosting of their website by Yahoo! ® Store.  Any discontinuation of interruption of services by Yahoo! ® Store would significantly effect the Company’s operations.

Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market. At December 31, 2003, inventory consisted of finished goods.  At December 31, 2004 there was no inventory.

Stock-Based Compensation

As permitted by FAS 123, as amended, the Company accounts for stock options issued to employees using the intrinsic value method as prescribed by APB 25.  Under this method no expense is recognized for options issued with an exercise price equal to or greater than the market price of the stock on the date of grant.  Expense for options or warrants issued to non-employees is recorded in the financial statements at estimated fair value.  For options issued to employees, the Company is subject to proforma disclosures based on the estimated fair value of the options issued.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock volatility. Because the Company’s stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options.

Recent Accounting Pronouncements

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes how an issuer classifies and measures certain freestanding financial instruments with characteristics of liabilities and equity and requires that such instruments be classified as liabilities. The standard is effective for financial instruments entered into or modified after May 31, 2003. The Company’s adoption of SFAS No. 150 did not have any impact on its financial position or results of operations.

In December 2003, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” SAB 104 supersedes SAB 101, “Revenue Recognition in Financial Statements.” SAB No. 104, which was effective upon issuance, rescinded certain guidance contained in SAB No. 101 related to multiple element revenue arrangement, and replaced such guidance with that contained in EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB No. 104 rescinded the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers issued with SAB No. 101. The revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, and therefore the adoption of SAB No. 104 did not have a material effect on the Company’s results of operations or financial condition.

In December 2004, the FASB Issued SFAS No. 153, “Exchanges of Nonmonetary assets — an amendment of APB Opinion No. 29”. This Statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Interpretation’s adoption did not have any impact on the Company’s financial position or results of operation.

In December 2004, the FASB issued SFAS No. 123R, “Shared Based Payment”. This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting For Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issued No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring , or in Conjunction with Selling, Goods or Services.” This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. The Interpretation’s adoption did not have any impact on the Company’s financial position or results of operation.

Common Stock Issued For Services

The Company values common stock issued for services at the fair market value of the shares issued or the value of the services received, whichever is more readily determinable.

NOTE 2           STOCKHOLDERS’ EQUITY

On April 20, 2004, the Company initiated a private placement offering (the “Private Placement”) of 6,400,000 shares of the Company’s common stock at an offering price of $0.01 per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 504 of Regulation D. Net proceeds amounted to $54,921 (see Note 9).

NOTE 3           COMMON STOCK

The Company issued the following shares of common stock:

Scott W. Bodenweber (an officer and director) – April 20, 2004 – 900,000 shares at $.01 a share for financial and accounting services rendered.

Private Placement – June 24, 2004 to December 31, 2004 – 6,000,000 shares at $.01 per share for cash less $5,079 of legal fees.

NOTE 4           INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$12,083	$3,115
Valuation allowance for deferred tax assets	(12,083)	(3,115)

Net deferred tax assets	$—	$—

The reconciliation of income tax benefit computed at the federal tax rate of 34% is as follows:

	2004	2003
Tax benefit at the statutory rate	$12,083	$3,115

Valuation allowance adjustment	(12,083)	(3,115)

Income tax benefit	$—	$—

A summary of the valuation allowance is as follows:

	2004	2003
Balance at beginning of year	$3,115	$
Additional for year	8,968	3,115

Balance at end of year	$12,083	$3,115

NOTE 5           NET OPERATING LOSSES CARRYFORWARDS

	Year of Loss
Date	Total	Expiration
December 31, 2004	December 31, 2024	$26,376
December 31, 2003	December 31, 2023	9,162

		$35,538

In the event that a change in ownership of the Company of greater than 50 percent occurs/occurred as a result of the Company’s issuance of common and preferred stock, the utilization of the NOL carry forward will be subject to limitation under certain provisions of the United States Internal Revenue Code.

NOTE 6           COMMITMENTS AND CONTINGENCIES

Our offices and storage space encompass 800 square feet in a building owned by Hudson Capital Group. Our management believes these premises are in good condition. Hudson Capital Group allows us to use this space, including the computer equipment, furniture and fixtures, free of charge. Although the Hudson Capital Group can revoke our right to use this space at any time, we have been informed by its principal, Steven Hudson, (an officer, stockholder and director) that Hudson Capital Group intends to allow us to continue using the space free of charge for the foreseeable future. However, should we be evicted from the space, we would need to relocate to new facilities and may lack the funds to do so.

NOTE 7           EMPLOYEE STOCK OPTIONS

The Board of Directors and stockholders approved the Salty’s Warehouse, Inc. 2004 Incentive and Nonstatutory Stock Option Plan, which permits the Board of Directors to grant, for a year period, options to purchase up to 3,000,000 shares of  its common stock to directors, employees and consultants. The Plan is administered by the Board of Directors.  The administrators have the authority and discretion, subject to the provisions of the Plan, to select persons to whom stock options will be granted, to designate the number of shares to be covered by each option, to specify the type of consideration to be paid, and to establish all other terms and conditions of each option. Options granted under the Plan will not have a term that exceeds ten years from date of grant.

The stock subject to the Plan and issuable upon exercise of options granted under the Plan are shares of the Company’s common stock, no par value, which may be either unissued or treasury shares.

The exercise price is no less than 100% of the fair market value of the shares at the date of the grant of the options, as specified by the Board of Directors.

The options vest at no less than 20% per year. Options granted to date vested 100% at the time of grant.

The Company has elected to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options granted to employees at fair market value.

A summary of the option activity for the year ended December 31, 2004, pursuant to the terms of the Plan is as follows:

		Weighted
		Average

Options outstanding at January 1, 2004	0	$.00
Granted	300,000	$.055
Exercised	0	$.00
Cancelled and expired	0	$.00

Options outstanding at December 31, 2004	300,000	$.055

300,000 shares are exercisable at December 31, 2004.

Information regarding stock options outstanding as of December 31, 2004 is as follows:

Price	$.055 and 0.055
Weighted average exercise price	$.055
Weighted average remaining contractual life	9 years, 6 months
Velocity	32.5%
Yield	5.0%

For purposes of proforma disclosures, the following information is provided using the estimated fair value as calculated by the Black-Schol pricing modelof the options granted in 2004.:

Net loss
As reported	$(35,376)
Proforma	$(95,376)

Net income per common stock share:
Basic and diluted
As reported	$(.00)
Proforma	$(.01)

NOTE 8            RELATED PARTY TRANSACTIONS

Gross sales to related parties were $5,734 and $0 for the years ended December 31, 2004 and 2003, respectively.

Approximately 800 square feet of office and storage space was provided by a related party free of charge. The related party has informed the Company that the space will continue to be provided free of charge for the foreseeable future.

The Company issued 900,000 shares to a related party valued at $9,000 in exchange for financial and accounting services.

NOTE 9           SUBSEQUENT EVENT

For the period from January 1, 2005 to March 22, 2005, the Company received $4,000 cash for the issuance of 400,000 shares of common stock under the Private Placement Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Florida, as well as is described in the Articles of Incorporation and the By-Laws.  These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation.  Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the registration of the Shares is as follows:

SEC Registration	$56
Accounting Fees and Expenses	$19,000
Legal Fees and Expenses	$20,000
Printing Costs	$10,000
Miscellaneous Expenses	$944
Total	$50,000

Item 26. Recent Sales of Unregistered Securities

On March 19, 2004, Earl T. Shannon and Steven W. Hudson agreed that 5,110,200 of their shares of common stock of Nucotec, Inc. would be redeemed by Nucotec, Inc. in exchange for all of Nucotec’s shares of Salty’s Warehouse, Inc. which consisted of 80 shares of common stock of Salty’s Warehouse, Inc.  This redemption was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering.  The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

On April 20, 2004, Salty’s Warehouse, Inc. issued ten shares of common stock to Scott W. Bodenweber for his past accounting services rendered to Salty’s Warehouse, Inc.  This issuance was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering.  The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

From June 23, 2004 through March 22, 2005, Salty’s Warehouse, Inc. conducted a private placement of its common stock.  Salty’s sold 1,280,000 shares of common stock to 54 accredited or sophisticated investors at $0.05 per share for total gross proceeds of $64,000.  No underwriter or NASD member broker/dealer participated in this private offering and no discounts or commissions were given or paid.  This private placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act and pursuant to Rule 504 of Regulation D, as transactions by an issuer not involving any public offering.  The securities issued pursuant to the private placement were restricted securities as defined in Rule 144 of the Act.

Item 27.        Exhibits

Exhibit

3.1	Articles of Incorporation of Salty’s Warehouse, Inc., filed July 16, 1998
3.2	Amendment to Articles of Incorporation of Salty’s Warehouse, Inc., filed May 26, 2004
3.3	Amendment to Articles of Incorporation of Salty’s Warehous, Inc., filed December 12, 2005
3.4	Bylaws of Salty’s Warehouse, Inc., dated July 16, 1998
5.0	Opinion of Oswald & Yap, a professional corporation*
10.1	Yahoo!® Store Merchant Service Agreement
10.2	Plan of Reorganization and Acquisition by Which Salty’s Warehouse, Inc. (a Florida Corporation) Shall be Acquired From Nucotec, Inc. (a Nevada Corporation), dated March 19, 2004
10.3	Form of Stock Purchase Agreement Used in Private Offering
10.4	2004 Incentive and Nonstatutory Stock Option Plan, dated July 1, 2004
23.1	Consent of Oswald & Yap, a professional corporation (included in its opinion set forth in Exhibit 5 hereto)*
23.2	Consent of Weaver & Martin, LLC
25.1	Power of Attorney

*To be filed by amendment.

Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above in Item 24, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of the expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  Include any additional or changed material information on the plan of distribution.

2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

3)   To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Ft. Lauderdale, State of Florida, on the 23rd day of December, 2005.

SALTY’S WAREHOUSE, INC.

By:	/s/ Earl T. Shannon
Earl T. Shannon, President